Exhibit 10.20

CONVERTIBLE NOTE

$500,000	August 12, 2026

For value received, the undersigned hereby promises to pay to Nicholas R. Liuzza, Jr. (the “Creditor”), on order, at 79 Wapping Road, Portsmouth, RI 02871, the principal sum of Five Hundred Thousand Dollars ($500,000).

This Promissory Note shall automatically convert into shares of the common stock of Beeline Holdings, Inc. at 4:00 p.m. Eastern Time on August 19, 2026 at the higher per share price of $1.50 or (ii) the average of the 5-day VWAP (using regular trading hours). No principal is due or payable prior to such conversion. For purposes of the Promissory Note, “VWAP” means, for any date, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the Nasdaq Capital Market as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York, N.Y. time) to 4:02 p.m. (New York, N.Y. time)).

This Promissory Note shall be governed by and construed exclusively in accordance with the laws of Nevada (without giving effect to any conflicts of laws provisions contained therein).

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed as of the date and year first above written.

Beeline Holdings, Inc.

By:	/s/ Christopher Moe
Name:	Christopher Moe
Title:	Chief Financial Officer